Exhibit 99.2

Dear colleagues,

Today we announced some major changes in our business.

We have entered into agreements to sell the Recruitment and Talent Management operations in Europe and Asia Pacific to strategic buyers in three separate transactions, as follows:

●	Sale of Hudson’s Recruitment and Talent Management operations in Benelux, in a management buyout led by Ivan De Witte and team

●	Sale of Hudson’s Recruitment and Talent Management operations in the rest of Europe to Morgan Philips Group, led by Charles-Henri Dumon and team, including Alexis de Bretteville

●	Sale of Hudson’s Asia Pacific Recruitment and Talent Management operations in a management buyout led by Mark Steyn and team

Following these transactions, Hudson Global will focus on its global RPO business in the same markets we operate in today. Kimberley Hubble, Lori Hock and Darren Lancaster will continue to lead our RPO teams around the globe and will report into me.

Today’s announcement is a result of a lengthy and thorough review of our strategic alternatives and our desire to focus on our growing RPO business. We believe these transactions are in the best interest of all stakeholders and will allow each of our business lines to thrive with more resources, investment and flexibility than in our existing structure.

Why are we focusing on RPO?

●	We are excited to operate as an RPO-focused company and look forward to continuing to deliver outstanding service to our clients around the globe through our operations in the Americas, Asia Pacific and EMEA

●	Hudson believes it has a strong value proposition in RPO and has a deep history in this business going back over 18 years as one of the first providers in the industry

●	RPO delivers high-level, professional solutions around the globe and has a strong track-record of growth. It is a profitable, cash generating business with long term blue chip clients using a simpler model and less infrastructure

What about Recruitment and Talent Management?

●	We believe the Recruitment and Talent Management businesses can thrive under their new structure, with a dedicated regional focus in a private company setting

●	Each business can have greater access to capital and investment than would have been possible under the current Hudson structure

When will these transactions close?

While we are announcing these deals today and have signed agreements, they will not close until sometime in the first half of 2018. Given the size of the changes, we need the approval of a majority of Hudson shareholders to complete the transactions and we plan to file a proxy statement with the U.S. Securities and Exchange Commission as part of the approval process. Hudson’s board of directors has unanimously approved the transactions.

What happens from here?

●	Nothing will change for our employees, clients and candidates day-to-day. Our clients will still be served by the same people, whether they are onsite or offsite

●	They will still operate with the same technology and tools and the terms of their contracts will not be changed

●	Until closing, each of our businesses will continue to operate as we do today

●	Once the sale process is completed, there will be a transitional services agreement in place to allow each of our businesses – including RPO, Recruitment, Talent Management and support services – to continue to work together during 2018 to continue delivering services to each other as needed

Where can I get more information?

Our leadership teams in each region will conduct employee meetings and conference calls today to discuss this announcement and address any questions you may have. We are also conducting outreach to our clients and candidates to update them on the news and address their questions as well.

While I know change can be difficult and distracting, I have great confidence in our global team and know each of our businesses can achieve sustained success in this new structure. And in the meantime, I know you will all continue to deliver excellent solutions for our clients and candidates on a daily basis.

And with the holiday season upon us, I hope you enjoy time with your family and friends during the days ahead. We look forward to a new horizon for Hudson in 2018.

Best regards,

Stephen Nolan

Important Additional Information and Where to Find It

This communication does not constitute a solicitation of a vote or proxy. In connection with the proposed transaction, Hudson intends to file relevant materials with the SEC, including a proxy statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HUDSON AND THE PROPOSED TRANSACTION. The proxy statement and certain other relevant materials (when they become available) and other documents filed by Hudson with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request Hudson Global, Inc., 1325 Avenue of the Americas, 12th Floor, New York, New York 10019 or by calling (212) 351-7300.

Participants in the Solicitation

Hudson and its executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of Hudson and the number of shares of Hudson’s common stock beneficially owned by such persons is set forth in the proxy statement for Hudson’s 2017 annual meeting of stockholders which was filed with the SEC on May 1, 2017, and Hudson’s Annual Report on Form 10-K for the period ended December 31, 2016. Investors may obtain additional information regarding the direct and indirect interests of Hudson and its executive officers and directors in the transaction by reading the proxy statement regarding the transaction when it becomes available.